Exhibit 99.1
As further discussed in Note 1 to our unaudited consolidated financial statements, in May 2013, we entered into an agreement to sell eleven inland barge rigs, along with a separate agreement to sell our Hercules 27 inland barge rig. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. Additionally, in June 2013, we entered into an agreement to sell our U.S. Gulf of Mexico Liftboats and related assets. In 2012, the Company transferred 1 vessel, Kingfish, from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by the Kingfish, that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transactions, we have recast certain information included in our unaudited consolidated financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and 2012.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$169,415	$259,193
Restricted Cash	2,027	2,027
Accounts Receivable, Net of Allowance for Doubtful Accounts of $890 and $788 as of March 31, 2013 and December 31, 2012, Respectively	159,227	167,936
Prepaids	8,696	16,135
Current Deferred Tax Asset	—	21,125
Other	28,044	12,191
	367,409	478,607
Property and Equipment, Net	1,560,747	1,462,755
Equity Investment	37,905	38,191
Other Assets, Net	36,018	37,077
	$2,002,079	$2,016,630
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$67,812	$67,054
Accounts Payable	72,366	58,615
Accrued Liabilities	69,436	82,781
Interest Payable	36,267	17,367
Insurance Notes Payable	—	9,123
Other Current Liabilities	22,711	26,483
	268,592	261,423
Long-term Debt, Net of Current Portion	798,234	798,013
Deferred Income Taxes	—	56,821
Other Liabilities	15,670	17,611
Commitments and Contingencies
Stockholders’ Equity:
Common Stock, $0.01 Par Value; 300,000 Shares Authorized; 161,826 and 160,708 Shares Issued, Respectively; 159,475 and 158,628 Shares Outstanding, Respectively	1,618	1,607
Capital in Excess of Par Value	2,163,237	2,159,744
Treasury Stock, at Cost, 2,351 Shares and 2,080 Shares, Respectively	(54,945)	(53,100)
Retained Deficit	(1,190,327)	(1,225,489)
	919,583	882,762
	$2,002,079	$2,016,630
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue	$186,195	$128,835
Costs and Expenses:
Operating Expenses	113,954	97,320
Depreciation and Amortization	34,938	37,242
General and Administrative	19,116	17,145
	168,008	151,707
Operating Income (Loss)	18,187	(22,872)
Other Income (Expense):
Interest Expense	(17,095)	(18,042)
Other, Net	196	1,009
Income (Loss) Before Income Taxes	1,288	(39,905)
Income Tax Benefit	39,010	6,069
Income (Loss) from Continuing Operations	40,298	(33,836)
Loss from Discontinued Operations, Net of Taxes	(5,136)	(4,506)
Net Income (Loss)	$35,162	$(38,342)

Earnings (Loss) Per Share:
Basic:
Income (Loss) from Continuing Operations	$0.25	$(0.24)
Loss from Discontinued Operations	(0.03)	(0.04)
Net Income (Loss)	$0.22	$(0.28)
Diluted:
Income (Loss) from Continuing Operations	$0.25	$(0.24)
Loss from Discontinued Operations	$(0.03)	$(0.04)
Net Income (Loss)	$0.22	$(0.28)
Weighted Average Shares Outstanding:
Basic	158,931	139,208
Diluted	161,125	139,208
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income (Loss)	$35,162	$(38,342)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	40,815	42,978
Stock-Based Compensation Expense	2,737	1,487
Deferred Income Taxes	(36,616)	(16,872)
Amortization of Deferred Financing Fees	723	993
Amortization of Original Issue Discount	979	1,183
Gain on Insurance Settlement	—	(3,400)
Other	245	(28)
(Increase) Decrease in Operating Assets -
Accounts Receivable	8,607	13,214
Prepaid Expenses and Other	(3,293)	(9,606)
Increase (Decrease) in Operating Liabilities -
Accounts Payable	13,751	8,378
Insurance Notes Payable	(9,123)	(5,218)
Other Current Liabilities	(3,325)	4,451
Other Liabilities	(1,983)	(1,114)
Net Cash Provided by (Used in) Operating Activities	48,679	(1,896)
Cash Flows from Investing Activities:
Acquisition of Assets	(97,000)	(40,000)
Additions of Property and Equipment	(41,890)	(16,573)
Deferred Drydocking Expenditures	(3,083)	(3,213)
Insurance Proceeds Received	—	13,139
Other	2,748	(316)
Net Cash Used in Investing Activities	(139,225)	(46,963)
Cash Flows from Financing Activities:
Long-term Debt Repayments	—	(17,571)
Common Stock Issuance	—	97,102
Other	768	34
Net Cash Provided by Financing Activities	768	79,565
Net Increase (Decrease) in Cash and Cash Equivalents	(89,778)	30,706
Cash and Cash Equivalents at Beginning of Period	259,193	134,351
Cash and Cash Equivalents at End of Period	$169,415	$165,057
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED
1.    General
Hercules Offshore, Inc., a Delaware corporation, and its majority owned subsidiaries (the “Company”) provide shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally through its Domestic Offshore, International Offshore, Inland, Domestic Liftboats and International Liftboats segments (See Note 10). At March 31, 2013, the Company owned a fleet of 38 jackup rigs, 13 barge rigs and 59 liftboat vessels and operated an additional five liftboat vessels owned by a third party. The Company’s diverse fleet is capable of providing services such as oil and gas exploration and development drilling, well service, platform inspection, maintenance and decommissioning operations in several key shallow-water provinces around the world.
The consolidated financial statements of the Company are unaudited; however, they include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair presentation. Certain information relating to the Company’s organization and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to Securities and Exchange Commission rules and regulations. These financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2012 and the notes thereto included in the Company’s Annual Report on Form 10-K. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results expected for the full year.
Recast of Financial Information for Discontinued Operations
In May 2013, the Company entered into an agreement to sell eleven inland barge rigs, which comprised the majority of the Inland segment fleet, and related assets for $45 million, and in July 2013 the Company closed on the sale of these Inland assets. Additionally, the Company had previously entered into a separate agreement to sell its Hercules 27 inland barge rig for $5.0 million, which closed in August 2013. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment.
In June 2013, the Company entered into an agreement to sell its U.S. Gulf of Mexico Liftboats and related assets. On July 1, 2013, the Company closed on the sale of the liftboats and related assets and received proceeds of approximately $54.4 million. In 2012, the Company transferred one vessel, Kingfish, from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by the Kingfish, that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment.
As a result of these transactions, the Company has recast certain historical information of our Domestic Liftboats and Inland segments to reflect the results of operations of these two segments as discontinued operations for all periods presented, including the Consolidated Statements of Operations and related information in Notes 3, 4 and 10. In addition, the historical results of Domestic Offshore have been recast to include the operating results of the remaining Inland assets and the historical results of International Liftboats have also been recast to include the operating results of the previously transferred Kingfish vessel.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

2.    Supplemental Financial Information
Consolidated Balance Sheet Information
Other current assets and other current liabilities consisted of the following:

	March 31,	December 31,
	2013	2012
	(in thousands)
Other:
Insurance Claims Receivable	$1,780	$1,784
Deferred Expense - Current Portion	7,439	7,653
Other Non-Trade Receivables	14,464	1,871
Income Tax Receivable	3,468	—
Other	893	883
	$28,044	$12,191
Other Current Liabilities:
Deferred Revenue - Current Portion	$14,006	$14,546
Taxes Payable	—	4,958
Other	8,705	6,979
	$22,711	$26,483
Common Stock Offering
In March 2012, the Company raised approximately $96.7 million in net proceeds from an underwritten public offering of 20.0 million shares of common stock at a price to the public of $5.10 per share. The Company used a portion of the net proceeds from the share offering to fund a portion of the purchase price for the acquisition of Hercules 266 and used the remaining net proceeds for general corporate purposes as well as the costs associated with the upgrade and mobilization of Hercules 266.

3.    Earnings Per Share
The reconciliation of the numerators and denominators used for the computation of basic and diluted earnings per share is as follows:

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share data)
Numerator:
Income (loss) from continuing operations	$40,298	$(33,836)
Loss from discontinued operations, net of taxes	(5,136)	(4,506)
Net income (loss)	$35,162	$(38,342)

Denominator:
Weighted average basic shares	158,931	139,208
Add effect of stock equivalents	2,194	—
Weighted average diluted shares	161,125	139,208

The Company calculates basic earnings per share by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period as adjusted for the dilutive effect of the Company’s stock option and restricted stock awards. The

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

effect of stock option and restricted stock awards is not included in the computation for periods in which a net loss occurs, because to do so would be anti-dilutive.
The Company's diluted earnings per share calculation excludes 1.1 million stock equivalents for the three months ended March 31, 2013 due to their anti-dilutive effect. The Company's diluted earnings per share calculation for the three months ended March 31, 2012 excludes 6.0 million stock equivalents that would have potentially been included if the Company had generated net income for the period, but are excluded as the Company generated a net loss during the period.

4. Discontinued Operations
In May 2013, the Company entered into an agreement to sell eleven inland barge rigs, which comprised the majority of the Inland segment fleet, and related assets for $45 million, and in July 2013 the Company closed on the sale of these Inland assets. Additionally, the Company had previously entered into a separate agreement to sell its Hercules 27 inland barge rig for $5.0 million, which closed in August 2013. As a result of these sales, the results of operations of the Inland barge assets included in the sales are reflected in the Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, as discontinued operations. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. The historical results of Domestic Offshore have also been recast to include the operating results of these assets.
In June 2013, the Company entered into an agreement to sell its U.S. Gulf of Mexico Liftboats and related assets. On July 1, 2013, the Company closed on the sale of the liftboats and related assets and received proceeds of approximately $54.4 million. As a result of the Domestic Liftboat sale, the results of operations of the Domestic Liftboats assets included in this sale have been reflected in the Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012 as discontinued operations. In 2012, the Company transferred one vessel, Kingfish, from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by the Kingfish, that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of this transfer, the historical results of International Liftboats have also been recast to include the operating results of this asset.
Interest charges have been allocated to the discontinued operations of the Inland and Domestic Liftboats segments in accordance with FASB ASC 205-20, Discontinued Operations. The interest was allocated based on a pro rata calculation of the net assets sold as compared to the Company's consolidated net assets. Interest allocated to discontinued operations of the Inland segment was $0.8 million and $0.9 million for the three months ended March 31, 2013 and 2012, respectively. Interest allocated to discontinued operations of the Domestic Liftboats segment was $0.6 million and $0.7 million for the three months ended March 31, 2013 and 2012, respectively.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

Operating results included in discontinued operations were as follows:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Inland:
Revenue	$4,348	$4,333
Loss Before Income taxes	$(4,785)	$(4,659)
Income Tax Benefit	350	1,872
Loss from Discontinued Operations, Net of Taxes	$(4,435)	$(2,787)
Domestic Liftboats:
Revenue	$14,784	$10,151
Loss Before Income Taxes	$(701)	$(2,666)
Income Tax Benefit	—	947
Loss from Discontinued Operations, Net of Taxes	$(701)	$(1,719)
Total:
Revenue	$19,132	$14,484
Loss Before Income Taxes	$(5,486)	$(7,325)
Income Tax Benefit	350	2,819
Loss from Discontinued Operations, Net of Taxes	$(5,136)	$(4,506)

5.    Debt
Debt is comprised of the following:

	March 31, 2013	December 31, 2012
	(in thousands)
7.125% Senior Secured Notes, due April 2017	$300,000	$300,000
10.5% Senior Notes, due October 2017	294,724	294,503
10.25% Senior Notes, due April 2019	200,000	200,000
3.375% Convertible Senior Notes, due June 2038	67,812	67,054
7.375% Senior Notes, due April 2018	3,510	3,510
Total Debt	866,046	865,067
Less Short-term Debt and Current Portion of Long-term Debt	67,812	67,054
Total Long-term Debt, Net of Current Portion	$798,234	$798,013
Senior Secured Credit Agreement
On April 3, 2012, the Company entered into a new credit agreement (the "Credit Agreement"), which governs its new senior secured revolving credit facility (the "Credit Facility"), which provides for a $75.0 million senior secured revolving credit facility, with a $25.0 million sublimit for the issuance of letters of credit. As of March 31, 2013, no amounts were outstanding and $1.1 million in letters of credit had been issued under the Credit Facility, therefore the remaining availability under this facility was $73.9 million. All borrowings under the Credit Facility mature on April 3, 2017.
Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) the Alternate Base Rate ("ABR") (the highest of the administrative agent's corporate base rate of interest, the federal funds rate plus 0.5%, or the one-month Eurodollar rate (as defined in the Credit Agreement) plus 1%), plus an applicable margin that ranges between 3.0% and 4.5%, depending on the Company's leverage ratio, or (ii) the Eurodollar rate plus an applicable margin that ranges between 4.0% and

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

5.5%, depending on the Company's leverage ratio. The Company will pay a per annum fee on all letters of credit issued under the Credit Facility, which fee will equal the applicable margin for loans accruing interest based on the Eurodollar rate, and the Company will pay a commitment fee of 0.75% per annum on the unused availability under the Credit Facility.
In addition, during any period of time that outstanding letters of credit under the Credit Facility exceed $10 million or there are any revolving borrowings outstanding under the Credit Facility, the Company will have to maintain compliance with a maximum secured leverage ratio (as defined in the Credit Agreement, being generally computed as the ratio of secured indebtedness to consolidated cash flow). The maximum secured leverage ratio is 3.50 to 1.00.
The Company's obligations under the Credit Agreement are guaranteed by substantially all of the Company's current domestic subsidiaries (collectively, the "Guarantors"), and the obligations of the Company and the Guarantors are secured by liens on substantially all of the vessels owned by the Company and the Guarantors, together with certain accounts receivable, equity of subsidiaries, equipment and other assets.
7.125% Senior Secured Notes due 2017
The 7.125% Senior Secured Notes are guaranteed by each of the Guarantors that guarantee the Company's obligations under its Credit Agreement. The notes are secured by liens on all collateral that secures the Company's obligations under its Credit Agreement, subject to limited exceptions. The liens securing the notes share on an equal and ratable first priority basis with liens securing the Company's Credit Agreement. Under the intercreditor agreement, the collateral agent for the lenders under the Company's Credit Agreement is generally entitled to sole control of all decisions and actions.
10.5% Senior Notes due 2017 (Formerly Secured prior to April 3, 2012)
The indenture governing the 10.5% Senior Notes provides that all the liens securing the notes may be released if the Company's total amount of secured indebtedness, other than the 10.5% Senior Notes, does not exceed the lesser of $375.0 million and 15.0% of the Company's consolidated tangible assets. The Company refers to such a release as a "collateral suspension." When a collateral suspension is in effect, the 10.5% Senior Notes due 2017 become unsecured. Following the closing of the 2012 debt issuances and the use of proceeds thereof to repay in full the prior secured credit facility, the liens securing the 10.5% Senior Notes were released on April 3, 2012 and a collateral suspension is currently in effect. The indenture governing the 10.5% Senior Notes also provides that if, after any such collateral suspension, the aggregate principal amount of the Company's total secured indebtedness, other than the 10.5% Senior Notes due 2017, were to exceed the greater of $375.0 million and 15.0% of the Company's consolidated tangible assets, as defined in such indenture, then the collateral obligations of the Company and guarantors thereunder will be reinstated and must be complied with within 30 days of such event.
The 10.5% Senior Notes are guaranteed by each of the Guarantors that guarantee the Company's obligations under its Credit Agreement.
10.25% Senior Notes due 2019
The 10.25% Senior Notes are guaranteed by each of the Guarantors that guarantee the Company's obligations under the Company's Credit Agreement.
3.375% Convertible Senior Notes due 2038
The Company may redeem the 3.375% Convertible Senior Notes at its option beginning June 6, 2013, and holders of the notes will have the right to require the Company to repurchase the notes on June 1, 2013 and certain dates thereafter or on the occurrence of a fundamental change.
The Company determined that upon maturity or redemption, it has the intent and ability to settle the principal amount of its 3.375% Convertible Senior Notes in cash, and any additional conversion consideration spread (the excess of conversion value over face value) in shares of the Company’s Common Stock.
Other Indenture Provisions
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes contain customary events of default. In addition, the Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes also contain a provision under which an event of default by the Company or by any restricted subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the Credit Agreement and indentures if such default: a) is caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes and 10.5% Senior Notes contain covenants that, among other things, limit the Company's ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets;

•	create liens;

•	enter into agreements that restrict dividends and other payments by restricted subsidiaries;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of its assets.

6.    Derivative Instruments
Warrants
The Company was issued warrants to purchase up to 5.0 million additional shares of Discovery Offshore stock at a strike price of 11.50 Norwegian Kroner (“NOK”) per share which is exercisable in the event that the Discovery Offshore stock price reaches an average equal to or higher than 23.00 NOK per share for 30 consecutive trading days. As of March 31, 2013, Discovery Offshore’s stock price was 13.80 NOK per share. The warrants are being accounted for as a derivative instrument as the underlying security is readily convertible to cash. Subsequent changes in the fair value of the warrants are recognized to other income (expense). The fair value of the Discovery Offshore warrants was determined using a Monte Carlo simulation (See Note 7).

The following table provides the fair values of the Company’s derivatives:

	Fair Value
Balance Sheet Classification	March 31, 2013	December 31, 2012
	(in thousands)
Derivatives:
Warrants	$4,043	$3,964
Other Assets, Net	$4,043	$3,964

The following table provides the effect of the Company’s derivatives on the Consolidated Statements of Operations:

	Three Months Ended March 31,
		2013	2012
Derivatives	I.	II.
		(in thousands)
Warrants	Other Income (Expense)	$79	$1,048

I.	Classification of Gain (Loss) Recognized in Income (Loss) on Derivative
II.	Amount of Gain (Loss) Recognized in Income (Loss) on Derivative

7.    Fair Value Measurements
Fair value measurements are generally based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses the fair value hierarchy included in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 820-10, Fair Value Measurements and Disclosure ("ASC 820-10"), which is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy consists of the following three levels:
Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
The fair value of the warrants was determined using a Monte Carlo simulation based on the following assumptions:

	March 31, 2013	December 31, 2012
Strike Price (NOK)	11.50	11.50
Target Price (NOK)	23.00	23.00
Stock Value (NOK)	13.80	13.00
Expected Volatility (%)	50.0%	50.0%
Risk-Free Interest Rate (%)	1.24%	1.44%
Expected Life of Warrants (5 years at inception)	2.9	3.1
Number of Warrants	5,000,000	5,000,000

The Company used the historical volatility of companies similar to that of Discovery Offshore to estimate volatility. The risk-free interest rate assumption was based on observed interest rates consistent with the approximate life of the warrants. The stock price represents the closing stock price of Discovery Offshore stock at March 31, 2013 and December 31, 2012, respectively. The strike price, target price, expected life and number of warrants are all contractual based on the terms of the warrant agreement.
The following table represents the Company’s derivative asset measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012:

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Asset or Liability (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Warrants - as of March 31, 2013	$4,043	$—	$4,043	$—
Warrants - as of December 31, 2012	$3,964	$—	$3,964	$—
The carrying value and fair value of the Company’s equity investment in Discovery Offshore was $37.9 million and $49.4 million at March 31, 2013, respectively, and $38.2 million and $49.1 million at December 31, 2012, respectively. The fair value at March 31, 2013 and December 31, 2012 was calculated using the closing price of Discovery Offshore shares at each date respectively (Level 1 input), converted to U.S. dollars using the exchange rate at each respective date.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, approximate fair values because of the short-term nature of the instruments.
The fair value of the Company’s 3.375% Convertible Senior Notes, 10.25% Senior Notes, 10.5% Senior Notes and 7.125% Senior Secured Notes is estimated based on quoted prices in active markets. The fair value of the Company’s 7.375% Senior Notes is estimated based on discounted cash flows using inputs from quoted prices in active markets for similar debt

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

instruments. The inputs used to determine fair value are considered Level 2 inputs. The following table provides the carrying value and fair value of the Company’s long-term debt instruments:

	March 31, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in millions)
7.125% Senior Secured Notes, due April 2017	$300.0	$323.4	$300.0	$317.1
10.5% Senior Notes, due October 2017	294.7	326.8	294.5	326.6
10.25% Senior Notes, due April 2019	200.0	223.3	200.0	219.6
3.375% Convertible Senior Notes, due June 2038	67.8	68.5	67.1	68.5
7.375% Senior Notes, due April 2018	3.5	3.4	3.5	3.3

8.    Long-Term Incentive Awards
Stock-based Compensation
The Company’s 2004 Amended and Restated Long-Term Incentive Plan (the “2004 Plan”) provides for the granting of stock options, restricted stock, phantom stock, performance stock awards and other stock-based awards to selected employees and non-employee directors of the Company. At March 31, 2013, approximately 4.5 million shares were available for grant or award under the 2004 Plan.
During the three months ended March 31, 2013, the Company granted the following equity awards:

•
Time-based awards The Company granted 0.6 million time-based restricted stock awards to employees which vest 1/3 per year. The grant-date fair value per share for these time-based restricted stock awards is equal to the closing price of the Company's stock on the grant date; which was a weighted-average grant date fair value of $6.79 for the awards granted in the three months ended March 31, 2013.

•
Objective-based awards The Company granted additional compensation awards to employees that are based on the Company's achievement of certain Company-based performance objectives as well as the Company's achievement of certain market-based objectives. These awards, which cliff vest on the third anniversary of the grant date, are payable in shares at target levels when combined and in cash for the amount above target up to maximum, as defined by the agreements. For the CEO's portion of these awards, the portion payable in cash is based on the achievement of certain market-based and Company-based performance objectives being met at levels slightly below target levels when combined. The fair value of all awards requiring share settlement is measured at the fair value on the grant date, while those requiring cash settlement are remeasured at the end of each reporting period.

Objective-based Awards (cash settled)
The Company accounts for awards, or the portion of the awards, requiring cash settlement under stock-compensation principles of accounting as liability instruments. The fair value of all liability instruments are being remeasured based on the awards' estimated fair value at the end of each reporting period and are being recorded to expense over the vesting period.
The awards that are based on the Company's achievement of market-based objectives related to the Company's stock price are valued using a Monte Carlo simulation based on the following weighted-average assumptions:

March 31, 2013
Performance Retention Awards
Dividend yield	—
Expected price volatility	65.0%
Risk-free interest rate	0.1%
Stock price	$7.42
Fair value	$4.51

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

The Company uses various assumptions to estimate the fair value of the Company's objective-based awards. The Company uses the historical volatility of its common stock to estimate volatility while the dividend yield assumption was based on historical and anticipated dividend payouts. The risk-free interest rate assumption was based on observed interest rates consistent with the approximate vesting period and the stock price represents the closing price of the Company's common stock at the valuation date.

9.    Income Taxes
The Company, directly or through its subsidiaries, files income tax returns in the United States, and multiple state and foreign jurisdictions. The Company’s tax returns for 2006 through 2012 remain open for examination by the taxing authorities in the respective jurisdictions where those returns were filed. Although the Company believes that its estimates are reasonable, the final outcome in the event that the Company is subjected to an audit could be different from that which is reflected in its historical income tax provision and accruals. Such differences could have a material effect on the Company’s income tax provision and net income in the period in which such determination is made. In addition, certain tax returns filed by TODCO and its subsidiaries are open for years prior to 2004; however, TODCO tax obligations from periods prior to its initial public offering in 2004 are indemnified by Transocean, the former owner of TODCO, under the tax sharing agreement, except for the Trinidad and Tobago jurisdiction. The Company’s Trinidadian and Tobago tax returns are open for examination for the years 2006 through 2012.
Effective April 27, 2011, the Company completed the Seahawk Transaction. The Company's financial statements were historically prepared assuming this transaction should be treated as a purchase of assets for tax purposes. Seahawk is in a Chapter 11 proceeding in the U.S. Bankruptcy Court. In February 2013, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, changed the tax treatment and caused the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G). Therefore, the Company recorded a carryover basis in the Seahawk assets and other tax attributes. Because of the ownership change certain of these carryovers may be subject to specific, and in some cases an annual, limitation on their utilization. The Company recognized a valuation allowance as appropriate. These carryover attributes recognized include net operating losses of $186.7 million, tax credits of $17.1 million, and tax basis in assets of $70.0 million. Based on the Company's current tax position, these produced additional deferred tax assets of approximately $37.7 million (gross additional deferred tax assets of $56.9 million offset by valuation allowances of $19.2 million). There can be no assurance that these deferred tax assets will be realized.
From time to time, the Company’s tax returns are subject to review and examination by various tax authorities within the jurisdictions in which the Company operates or has operated. The Company is currently contesting tax assessments in Venezuela and may contest future assessments where the Company believes the assessments are meritless.
In January 2008, SENIAT, the national Venezuelan tax authority, commenced an audit for the 2003 calendar year, which was completed in the fourth quarter of 2008. The Company has not yet received any proposed adjustments from SENIAT for that year.
10.   Segments
The Company reports its business activities in five business segments: (1) Domestic Offshore, (2) International Offshore, (3) Inland, (4) Domestic Liftboats and (5) International Liftboats. The Company eliminates inter-segment revenue and expenses, if any.
The Company’s jackup rigs are used primarily for exploration and development drilling in shallow waters. The Company’s liftboats are self-propelled, self-elevating vessels with a large open deck space, which provides a versatile, mobile and stable platform to support a broad range of offshore maintenance and construction services throughout the life of an oil or natural gas well.
In March 2012, the Company acquired an offshore jackup drilling rig, Hercules 266, for $40.0 million. The Company has entered into a three-year drilling contract with Saudi Aramco for the use of this rig with Saudi Aramco having an option to extend the term for an additional one-year period. This rig completed upgrades and other contract specific refurbishments and commenced work in April 2013.
During November 2012, the decision was made to reactivate one of the Company's previously cold stacked rigs, Hercules 209. This rig is currently in the shipyard undergoing repairs and upgrades for reactivation and is expected to be available for work in the second quarter of 2013.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

In March 2013, the Company acquired the offshore drilling rig Hercules 267 for $55.0 million. In addition, the Company signed a three-year rig commitment with Cabinda Gulf Oil Company Limited for use of the Hercules 267. The Company expects the rig to commence work in the second quarter of 2013.
In March 2013, the Company acquired the liftboat Bull Ray for $42.0 million. The liftboat commenced work in West Africa in March 2013.
The results of operations of the Domestic Liftboats and Inland segments are reflected in the Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, as discontinued operations and the Company has recast the financial information in this footnote as it relates to the Consolidated Statements of Operations to exclude these discontinued operations (See Notes 1 and 4). The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. The historical results of Domestic Offshore have been recast to include the operating results of these assets. In 2012, the Company transferred one vessel, Kingfish, from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by the Kingfish, that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of this transfer, the historical results of International Liftboats have also been recast to include the operating results of this asset.
Information regarding the Company's reportable segments is as follows:

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Revenue	Income (Loss) from Operations	Depreciation and Amortization	Revenue	Income (Loss) from Operations	Depreciation and Amortization
		(in thousands)			(in thousands)
Domestic Offshore	$121,115	$39,955	$19,844	$82,318	$916	$19,012
International Offshore	31,774	(12,169)	10,020	18,048	(20,849)	12,341
International Liftboats	33,306	5,152	4,352	28,469	8,208	5,256
	$186,195	$32,938	$34,216	$128,835	$(11,725)	$36,609
Corporate	—	(14,751)	722	—	(11,147)	633
Total Company	$186,195	$18,187	$34,938	$128,835	$(22,872)	$37,242

	Total Assets
	March 31, 2013	December 31, 2012
	(in thousands)
Domestic Offshore	$907,325	$980,973
International Offshore	696,094	649,565
Inland	100,035	107,349
Domestic Liftboats	69,809	74,824
International Liftboats	192,417	147,823
Corporate	36,399	56,096
Total Company	$2,002,079	$2,016,630

11.    Commitments and Contingencies
Legal Proceedings
The Company is involved in various claims and lawsuits in the normal course of business. As of March 31, 2013, management did not believe any accruals were necessary in accordance with FASB ASC 450-20, Contingencies — Loss Contingencies.
Shareholder Derivative Suits

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

Say-on-Pay Litigation
In June 2011, two separate shareholder derivative actions were filed purportedly on the Company’s behalf in response to its failure to receive a majority advisory “say-on-pay” vote in favor of the Company’s 2010 executive compensation. On June 8, 2011, the first action was filed in the District Court of Harris County, Texas, and on June 23, 2011, the second action was filed in the United States Court for the District of Delaware. Subsequently, on July 21, 2011, the plaintiff in the Harris County action filed a concurrent action in the United States District Court for the Southern District of Texas. Each action named the Company as a nominal defendant and certain of its officers and directors, as well as the Company’s Compensation Committee’s consultant, as defendants. Plaintiffs allege that the Company’s directors breached their fiduciary duty by approving excessive executive compensation for 2010, that the Compensation Committee consultant aided and abetted that breach of fiduciary duty, that the officer defendants were unjustly enriched by receiving the allegedly excessive compensation, and that the directors violated the federal securities laws by disseminating a materially false and misleading proxy. The plaintiffs seek damages in an unspecified amount on the Company’s behalf from the officer and director defendants, certain corporate governance actions, and an award of their costs and attorney’s fees. The Company and the other defendants have filed motions to dismiss these cases for failure to make demand upon the Company’s board and for failing to state a claim. On June 11, 2012, the plaintiff in the Harris County action voluntarily dismissed his action. On March 14, 2013, the Company's and the other defendants' motions to dismiss the Delaware federal action were granted. The motions to dismiss the Texas federal action are pending.
The Company does not expect the ultimate outcome of the shareholder derivative lawsuit to have a material adverse effect on its consolidated results of operations, financial position or cash flows.
The Company and its subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of business. The Company does not believe that the ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on its business or consolidated financial statements.
The Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any other pending litigation. There can be no assurance that the Company’s belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct, and the eventual outcome of these matters could materially differ from management’s current estimates.
Insurance and Indemnity
The Company is self-insured for the deductible portion of its insurance coverage. Management believes adequate accruals have been made on known and estimated exposures up to the deductible portion of the Company’s insurance coverage. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured. However, the Company’s insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect the Company against liability from all potential consequences. In addition, there is no assurance of renewal or the ability to obtain coverage acceptable to the Company. The Company maintains insurance coverage that includes coverage for physical damage, third party liability, workers’ compensation and employer’s liability, general liability, vessel pollution and other coverages.
In April 2012, the Company completed the annual renewal of all of its key insurance policies. The Company’s primary marine package provides for hull and machinery coverage for substantially all of the Company’s rigs and liftboats up to a scheduled value of each asset. The total maximum amount of coverage for these assets is $1.6 billion. The marine package includes protection and indemnity and maritime employer’s liability coverage for marine crew personal injury and death and certain operational liabilities, with primary coverage (or self-insured retention for maritime employer’s liability coverage) of $5.0 million per occurrence with excess liability coverage up to $200.0 million. The marine package policy also includes coverage for personal injury and death of third parties with primary and excess coverage of $25.0 million per occurrence with additional excess liability coverage up to $200.0 million, subject to a $250,000 per-occurrence deductible. The marine package also provides coverage for cargo and charterer’s legal liability. The marine package includes limitations for coverage for losses caused in U.S. Gulf of Mexico named windstorms, including an annual aggregate limit of liability of $75.0 million for property damage and removal of wreck liability coverage. The Company also procured an additional $75.0 million excess policy for removal of wreck and certain third-party liabilities incurred in U.S. Gulf of Mexico named windstorms. Deductibles for events that are not caused by a U.S. Gulf of Mexico named windstorm are 12.5% of the insured drilling rig values per occurrence, subject to a minimum of $1.0 million, and $1.0 million per occurrence for liftboats. The deductible for drilling rigs and liftboats in a U.S. Gulf of Mexico named windstorm event is $25.0 million. Vessel pollution is covered under a Water Quality Insurance Syndicate policy (“WQIS Policy”) providing limits as required by applicable law, including the Oil Pollution Act of 1990. The WQIS Policy covers pollution emanating from the Company’s vessels and drilling rigs, with primary limits of $5.0 million (inclusive of a $3.0 million per-occurrence deductible) and excess liability coverage up to $200.0 million.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
UNAUDITED

Control-of-well events generally include an unintended flow from the well that cannot be contained by equipment on site (e.g., a blow-out preventer), by increasing the weight of the drilling fluid, or that does not naturally close itself off through what is typically described as "bridging over". The Company carries a contractor’s extra expense policy with $25.0 million primary liability coverage for well control costs, pollution and expenses incurred to redrill wild or lost wells, with excess liability coverage up to $200.0 million for pollution liability that is covered in the primary policy. The policies are subject to exclusions, limitations, deductibles, self-insured retention and other conditions. In addition to the marine package, the Company has separate policies providing coverage for onshore foreign and domestic general liability, employer’s liability, auto liability and non-owned aircraft liability, with customary deductibles and coverage.
The Company’s drilling contracts provide for varying levels of indemnification from its customers and in most cases, may require the Company to indemnify its customers for certain liabilities. Under the Company’s drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that the Company and its customers assume liability for their respective personnel and property, regardless of how the loss or damage to the personnel and property may be caused. The Company’s customers typically assume responsibility for and agree to indemnify the Company from any loss or liability resulting from pollution or contamination, including clean-up and removal and third-party damages arising from operations under the contract and originating below the surface of the water, including as a result of blow-outs or cratering of the well (“Blowout Liability”). The customer’s assumption for Blowout Liability may, in certain circumstances, be limited or could be determined to be unenforceable in the event of the Company’s gross negligence, willful misconduct or other egregious conduct. In addition, the Company may not be indemnified for statutory penalties and punitive damages relating to such pollution or contamination events. The Company generally indemnifies the customer for the consequences of spills of industrial waste or other liquids originating solely above the surface of the water and emanating from its rigs or vessels.
In 2012, in connection with the renewal of certain of its insurance policies, the Company entered into an agreement to finance a portion of its annual insurance premiums. Approximately $30.1 million was financed through this arrangement with an interest rate of 3.54%. There was $9.1 million outstanding in insurance notes payable at December 31, 2012 which was fully paid during the three months ended March 31, 2013.
Sales and Use Tax Audits
Certain of the Company’s legal entities are under audit by various taxing authorities for several prior-year periods. These audits are ongoing and the Company is working to resolve all relevant issues. The Company has an accrual of $8.7 million and $12.0 million related to these sales and use tax matters, which is included in Accrued Liabilities on the Consolidated Balance Sheets as of March 31, 2013 and December 31, 2012, respectively.

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As further discussed in Note 1 to our unaudited consolidated financial statements, in May 2013, we entered into an agreement to sell eleven inland barge rigs, along with a separate agreement to sell our Hercules 27 inland barge rig. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. Additionally, in June 2013, we entered into an agreement to sell our U.S. Gulf of Mexico Liftboats and related assets. In 2012, we transferred 1 vessel, Kingfish, from our Domestic Liftboats segment to our International Liftboats segment. The historical results generated by the Kingfish, that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transactions, we have recast certain information included in our unaudited consolidated financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and 2012.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying unaudited consolidated financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and March 31, 2012, included elsewhere herein, and with our Annual Report on Form 10-K for the year ended December 31, 2012. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements” below for a discussion of certain limitations inherent in such statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. Please also read "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and Item 1A of Part II of this quarterly report for a discussion of certain risks facing our company.
OVERVIEW
We are a leading provider of shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally. We provide these services to national oil and gas companies, major integrated energy companies and independent oil and natural gas operators. As of April 24, 2013, we owned a fleet of 38 jackup rigs, thirteen barge rigs, 59 liftboat vessels and operated an additional five liftboat vessels owned by a third party. Our diverse fleet is capable of providing services such as oil and gas exploration and development drilling, well service, platform inspection, maintenance and decommissioning operations in several key shallow-water provinces around the world.
In March 2012, we acquired an offshore jackup drilling rig, Hercules 266, for $40.0 million. We entered into a three-year drilling contract with Saudi Aramco for the use of this rig with Saudi Aramco having an option to extend the term for an additional one-year period. This rig completed upgrades and other contract specific refurbishments and commenced work in April 2013.
During November 2012, the decision was made to reactivate one of our previously cold stacked rigs, Hercules 209. This rig is currently in the shipyard undergoing repairs and upgrades for reactivation and is expected to be available for work in the second quarter of 2013.
In March 2013, we acquired the offshore drilling rig Hercules 267 for $55.0 million. In addition, we signed a three-year rig commitment with Cabinda Gulf Oil Company Limited for use of the Hercules 267. We expect the rig to commence work in the second quarter of 2013.
In March 2013, we acquired the liftboat Bull Ray for $42.0 million. The liftboat commenced work in West Africa in March 2013.

In May 2013, we entered into an agreement to sell eleven inland barge rigs, which comprised the majority of the Inland segment fleet, and related assets for $45 million, and in July 2013 we closed on the sale of these Inland assets. Additionally, we had previously entered into a separate agreement to sell our Hercules 27 inland barge for $5.0 million, which closed in August 2013. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment.

In June 2013, we entered into an agreement to sell our U.S. Gulf of Mexico Liftboats and related assets. On July 1, 2013, we closed on the sale of the liftboats and related assets and received proceeds of approximately $54.4 million. In 2012, the Company transferred one vessel, Kingfish, from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by the Kingfish, that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment.
As a result of these transactions, we have recast certain historical information of our Domestic Liftboats and Inland segments to reflect the results of operations of these two segments as discontinued operations for all periods presented, including the Consolidated Statements of Operations and related information. In addition, the historical results of Domestic

Offshore have been recast to include the operating results of the remaining Inland assets and the historical results of International Liftboats have also been recast to include the operating results of the previously transferred Kingfish vessel.
Our drilling rigs are used primarily for exploration and development drilling in shallow waters. Under most of our contracts, we are paid a fixed daily rental rate called a “dayrate,” and we are required to pay all costs associated with our own crews as well as the upkeep and insurance of the rig and equipment.
Our liftboats are self-propelled, self-elevating vessels with a large open deck space, which provides a versatile, mobile and stable platform to support a broad range of offshore maintenance and construction services throughout the life of an oil or natural gas well. Under most of our liftboat contracts, we are paid a fixed dayrate for the rental of the vessel, which typically includes the costs of a small crew of four to eight employees, and we also receive a variable rate for reimbursement of other operating costs such as catering, fuel, rental equipment, crane overtime and other items.
Our backlog at April 24, 2013 totaled approximately $662.9 million for our executed contracts. Approximately $422.7 million of this backlog is expected to be realized during the remainder of 2013. We calculate our contract revenue backlog, or future contracted revenue, as the contract dayrate multiplied by the number of days remaining on the contract, assuming full utilization, less any penalties or reductions in dayrate for late delivery or non-compliance with contractual obligations. Backlog excludes revenue for management agreements, mobilization, demobilization, contract preparation and customer reimbursables. The amount of actual revenue earned and the actual periods during which revenue is earned will be different than the backlog disclosed or expected due to various factors. Downtime due to various operational factors, including unscheduled repairs, maintenance, operational delays, health, safety and environmental incidents, weather events in the Gulf of Mexico and elsewhere and other factors (some of which are beyond our control), may result in lower dayrates than the full contractual operating dayrate. In some of the contracts, our customer has the right to terminate the contract without penalty and in certain instances, with little or no notice.
Regulation
The Coast Guard issued a Policy Letter in July 2011 that provides for more frequent inspections of foreign flagged Mobile Offshore Drilling Units (“MODUs”) that operate on the U.S. Outer Continental Shelf (“OCS”). The Coast Guard will make determinations to conduct more frequent inspections of foreign flagged MODUs in accordance with its Mobile Offshore Drilling Unit Safety and Environmental Protection Compliance Targeting Matrix. We may be subject to increased costs and potential downtime for certain of our rigs operating on the OCS if such rigs are determined by the Coast Guard to need additional oversight and inspection under this Policy Letter.
In addition to this Coast Guard Policy Letter, in November 2011, the Bureau of Safety and Environmental Enforcement (“BSEE”) announced a change in its enforcement policies in the aftermath of the Macondo well blowout in April 2010, pursuant to which the agency has extended its regulatory enforcement reach to include contractors as well as offshore lease operators. Consequently, the BSEE may elect to hold contractors, including drilling contractors, liable for alleged violations of law arising in the BSEE's jurisdictional area. In August 2012, the BSEE issued an Interim Policy Letter that established the parameters by which BSEE will issue incidents of noncompliance to drilling contractors for serious violations of BSEE regulations. Implementation of this announced change in enforcement policy by the BSEE could subject us to added liabilities, including sanctions and penalties, as well as increased costs arising from contractual arrangements in master services agreements that failed to take into account such change in enforcement policy with respect to our operations in the U.S. Gulf of Mexico, which may have an adverse effect on our business and results of operations.

RESULTS OF OPERATIONS
The following table sets forth financial information by operating segment and other selected information for the periods indicated:

	Three Months Ended March 31,
	2013	2012	Change	% Change
	(Dollars in thousands)
Domestic Offshore:
Number of rigs (as of end of period)	29	36
Revenue	$121,115	$82,318	$38,797	47.1%
Operating expenses	59,751	59,738	13	—%
Depreciation and amortization expense	19,844	19,012	832	4.4%
General and administrative expenses	1,565	2,652	(1,087)	(41.0)%
Operating income	$39,955	$916	$39,039	n/m
International Offshore:
Number of rigs (as of end of period)	9	10
Revenue	$31,774	$18,048	$13,726	76.1%
Operating expenses	31,911	24,127	7,784	32.3%
Depreciation and amortization expense	10,020	12,341	(2,321)	(18.8)%
General and administrative expenses	2,012	2,429	(417)	(17.2)%
Operating loss	$(12,169)	$(20,849)	$8,680	(41.6)%
International Liftboats:
Number of liftboats (as of end of period)	25	24
Revenue	$33,306	$28,469	$4,837	17.0%
Operating expenses	22,292	13,455	8,837	65.7%
Depreciation and amortization expense	4,352	5,256	(904)	(17.2)%
General and administrative expenses	1,510	1,550	(40)	(2.6)%
Operating income	$5,152	$8,208	$(3,056)	(37.2)%
Total Company:
Revenue	$186,195	$128,835	$57,360	44.5%
Operating expenses	113,954	97,320	16,634	17.1%
Depreciation and amortization expense	34,938	37,242	(2,304)	(6.2)%
General and administrative expenses	19,116	17,145	1,971	11.5%
Operating income (loss)	18,187	(22,872)	41,059	n/m
Interest expense	(17,095)	(18,042)	947	(5.2)%
Other, net	196	1,009	(813)	(80.6)%
Income (loss) before income taxes	1,288	(39,905)	41,193	n/m
Income tax benefit	39,010	6,069	32,941	n/m
Income (loss) from continuing operations	40,298	(33,836)	74,134	n/m
Loss from discontinued operations, net of taxes	(5,136)	(4,506)	(630)	14.0%
Net income (loss)	$35,162	$(38,342)	$73,504	n/m

  _____________________________
"n/m" means not meaningful.

The following table sets forth selected operational data by operating segment for the periods indicated:

	Three Months Ended March 31, 2013
	Operating Days	Available Days	Utilization(1)	Average Revenue per Day(2)	Average Operating Expense per Day(3)
Domestic Offshore	1,548	1,620	95.6%	$78,240	$36,883
International Offshore	269	450	59.8%	118,119	70,913
International Liftboats	1,450	2,011	72.1%	22,970	11,085

	Three Months Ended March 31, 2012
	Operating Days	Available Days	Utilization(1)	Average Revenue per Day(2)	Average Operating Expense per Day(3)
Domestic Offshore	1,471	1,638	89.8%	$55,961	$36,470
International Offshore	247	637	38.8%	73,069	37,876
International Liftboats	1,218	1,927	63.2%	23,374	6,982

  _____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.

For the Three Months Ended March 31, 2013 and 2012
Revenue
Consolidated. The increase in consolidated revenue is described below.
Domestic Offshore. Revenue increased for our Domestic Offshore segment due to higher average dayrates as well as additional operating days in the Current Quarter as compared to the Comparable Quarter, which contributed to an increase of approximately $33 million and $6 million, respectively.
International Offshore. The increase in revenue from our International Offshore segment resulted primarily from the following:

•	$8.3 million increase from Hercules 261 as it was in the shipyard preparing for a new contract in the Comparable Quarter;

•	$5.6 million increase from Hercules 208 as it was preparing for a contract in Indonesia during the Comparable Quarter;

•	$4.3 million increase from Hercules 262 as it was in the shipyard preparing for a new contract for a portion of the Comparable Quarter; and

•	$4.5 million decrease from Platform 3 as it was sold in August 2012.

International Liftboats. The increase in revenue from our International Liftboats segment resulted primarily from an increase in operating days in the Current Quarter as compared to the Comparable Quarter. The Bull Ray and Kingfish contributed $1.2 million and $0.9 million, respectively of the revenue increase in the Current Quarter.
Operating Expenses
Consolidated. The increase in consolidated operating expenses is described below.
International Offshore. Hercules 260 contributed a $4.5 million increase in operating expenses in the Current Quarter as compared to the Comparable Quarter primarily due to repair costs related to its spudcan damage. Additionally, Hercules 261 contributed to an increase in costs of $4.9 million as the rig was in the shipyard preparing for a new contract in the Comparable Quarter.
International Liftboats. The increase in operating expenses for our International Liftboats segment related to the following:
•$2.6 million increase related to the write down of the Croaker to fair market value in the Current Quarter;
•$1.1 million increase due to the Kingfish operating internationally in the Current Quarter after its relocation in 2012;
•$1.4 million increase in labor costs in the Current Quarter as compared to the Comparable Quarter; and
•$1.6 million insurance gain recognized on the loss of the Mako in the Comparable Quarter.
Depreciation and Amortization
The decrease in depreciation and amortization is primarily due to the asset impairment charge recorded in the second quarter of 2012 to write-down Hercules 185 to salvage value, which contributed to a $2.2 million decrease in depreciation.
General and Administrative Expenses
The increase in general and administrative expenses is primarily related to an increase in labor costs.
Interest Expense
The decrease in interest expense is primarily due to the capitalization of interest on upgrade and reactivation projects in the Current Quarter.
Other, net
The decrease in other income is primarily due to the additional gain recognized in the Comparable Quarter for the change in the fair value of the Discovery Offshore warrants.
Income Tax Benefit
During the Current Quarter we generated an income tax benefit from continuing operations of $39.0 million compared to an income tax benefit from continuing operations of $6.1 million during the Comparable Quarter. The increase in our income tax benefit related primarily to the $37.7 million tax benefit recorded in the Current Quarter related to the tax attributes received from the Seahawk Transaction.
Discontinued Operations
During the Current Quarter, the Inland segment had a loss from discontinued operations, net of taxes of $4.4 million compared to a loss from discontinued operations, net of taxes of $2.8 million in the Comparable Quarter, an increase of $1.6 million. For the Domestic Liftboat segment, the loss from discontinued operations, net of taxes for the Current Quarter was $0.7 million compared to a loss from discontinued operations, net of taxes of $1.7 million in the Comparable Quarter. Domestic Liftboats had an increase in revenue of $4.6 million due to increased operating days and an increase in average revenue per liftboat per day. The increase in revenue was partially offset by higher labor costs in the Current Quarter as compared to the Comparable Quarter. Additionally, the Comparable Quarter included a $1.8 million insurance gain recognized on the loss of the Starfish.

Non-GAAP Financial Measures
Regulation G, General Rules Regarding Disclosure of Non-GAAP Financial Measures and other SEC regulations define and prescribe the conditions for use of certain Non-Generally Accepted Accounting Principles (“Non-GAAP”) financial measures. We use various Non-GAAP financial measures such as adjusted operating income (loss), adjusted income (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, EBITDA and Adjusted EBITDA. EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. We believe that in addition to GAAP based financial information, Non-GAAP amounts are meaningful disclosures for the following reasons: i) each are components of the measures used by our board of directors and management team to evaluate and analyze our operating performance and historical trends, ii) each are components of the measures used by our management team to make day-to-day operating decisions, iii) under certain scenarios the Credit Agreement requires us to maintain compliance with a maximum secured leverage ratio, which contains Non-GAAP adjustments as components, iv) each are components of the measures used by our management to facilitate internal comparisons to competitors’ results and the shallow-water drilling and marine services industry in general, v) results excluding certain costs and expenses provide useful information for the understanding of the ongoing operations without the impact of significant special items, and vi) the payment of certain bonuses to members of our management is contingent upon, among other things, the satisfaction by the Company of financial targets, which may contain Non-GAAP measures as components. We acknowledge that there are limitations when using Non-GAAP measures. The measures below are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, the amounts below may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of the GAAP financial measures to the corresponding adjusted financial measures (in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2013	2012
Income (loss) from continuing operations	$40,298	$(33,836)
Tax adjustment	(37,729)	—
Adjusted income (loss) from continuing operations	$2,569	$(33,836)
Diluted earnings (loss) per share from continuing operations	$0.25	$(0.24)
Tax adjustment	(0.23)	—
Adjusted diluted earnings (loss) per Share from continuing operations	$0.02	$(0.24)
Income (loss) from continuing operations	$40,298	$(33,836)
Interest expense	17,095	18,042
Income tax benefit	(39,010)	(6,069)
Depreciation and amortization	34,938	37,242
EBITDA	$53,321	$15,379

CRITICAL ACCOUNTING POLICIES
We believe that our more critical accounting policies include those related to business combinations, property and equipment, derivatives, revenue recognition, income taxes, allowance for doubtful accounts, stock-based compensation and accrued self-insurance reserves. Inherent in such policies are certain key assumptions and estimates. For additional information regarding our critical accounting policies, please read “Management's Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012, Item 1 of Part I of this Quarterly Report on Form 10-Q and below.
Business Combinations
Effective April 27, 2011, we completed the Seahawk Transaction. Our financial statements were historically prepared assuming this transaction should be treated as a purchase of assets for tax purposes. Seahawk is in a Chapter 11 proceeding in the U.S. Bankruptcy Court. In February 2013, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, changed the tax treatment and caused the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G). Therefore, we recorded a carryover basis in the Seahawk assets and other tax attributes. Because of the ownership change certain of these carryovers may be subject to specific, and in some cases an annual, limitation on their utilization. We recognized a valuation allowance as appropriate. These carryover attributes recognized include net operating losses of $186.7 million, tax credits of $17.1 million, and tax basis in assets of $70.0 million. Based on our current tax position, these produced additional deferred tax assets of approximately $37.7 million (gross additional deferred tax assets of $56.9 million offset by valuation allowances of $19.2 million). There can be no assurance that these deferred tax assets will be realized.
LIQUIDITY AND CAPITAL RESOURCES
Sources and Uses of Cash
Sources and uses of cash for the three month period ended March 31, 2013 are as follows (in millions):

Net Cash Provided by Operating Activities	$48.7
Net Cash Provided by (Used in) Investing Activities:
Acquisition of Assets	(97.0)
Additions of Property and Equipment	(41.9)
Deferred Drydocking Expenditures	(3.1)
Other	2.8
Total	(139.2)
Net Cash Provided by Financing Activities	0.7
Net Decrease in Cash and Cash Equivalents	$(89.8)
Sources of Liquidity and Financing Arrangements
Our liquidity is comprised of cash on hand, cash from operations and availability under our revolving credit facility. We also maintain a shelf registration statement covering the future issuance from time to time of various types of securities, including debt and equity securities. If we issue any debt securities off the shelf or otherwise incur debt, in certain instances we would be required to allocate the proceeds of such debt to repay or refinance existing debt. We currently believe we will have adequate liquidity to fund our operations. However, to the extent we do not generate sufficient cash from operations we may need to raise additional funds through debt, equity offerings or the sale of assets. Furthermore, we may need to raise additional funds through debt or equity offerings or asset sales to refinance existing debt or for general corporate purposes. In June 2013, we expect we will be required to settle our 3.375% Convertible Senior Notes. As of March 31, 2013, the notional amount of these notes outstanding was $68.3 million. We intend to settle this obligation with cash on hand.
Cash Requirements and Contractual Obligations
Debt
Our current debt structure is used to fund our business operations.
On April 3, 2012, we entered into a new credit agreement (the “Credit Agreement”), which governs the new senior secured revolving credit facility (the “Credit Facility”), which provides for a $75.0 million senior secured revolving credit facility, with a $25.0 million sublimit for the issuance of letters of credit. As of March 31, 2013, no amounts were outstanding and $1.1 million in letters of credit had been issued under the Credit Facility, therefore, the remaining availability under this facility was $73.9 million. All borrowings under the Credit Facility mature on April 3, 2017.
Borrowings under the Credit Facility bear interest, at our option, at either (i) the Alternate Base Rate (“ABR”) (the highest of the administrative agent's corporate base rate of interest, the federal funds rate plus 0.5%, or the one-month Eurodollar rate (as defined in the Credit Agreement) plus 1%), plus an applicable margin that ranges between 3.0% and 4.5%, depending on our leverage ratio, or (ii) the Eurodollar rate plus an applicable margin that ranges between 4.0% and 5.5%, depending on our leverage ratio. We will pay a per annum fee on all letters of credit issued under the Credit Facility, which fee will equal the applicable margin for loans accruing interest based on the Eurodollar rate, and we will pay a commitment fee of 0.75% per annum on the unused availability under the Credit Facility.
In addition, during any period of time that outstanding letters of credit under the Credit Facility exceed $10 million or there are any revolving borrowings outstanding under the Credit Facility, we will have to maintain compliance with a maximum secured leverage ratio (as defined in the Credit Agreement, being generally computed as the ratio of secured indebtedness to consolidated cash flow). The maximum secured leverage ratio is 3.50 to 1.00.

Our obligations under the Credit Agreement are guaranteed by substantially all of our current domestic subsidiaries (collectively, the “Guarantors”), and the obligations of the Company and the Guarantors are secured by liens on substantially all of the vessels owned by the Company and the Guarantors, together with certain accounts receivable, equity of subsidiaries, equipment and other assets.
On April 3, 2012, we completed the issuance and sale of $300.0 million aggregate principal amount of senior secured notes at a coupon rate of 7.125% (“7.125% Senior Secured Notes”) with maturity in April 2017. These notes were sold at par and we received net proceeds from the offering of the notes of $293.0 million after deducting the initial purchasers' discounts and offering expenses. Interest on the notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year.
The 7.125% Senior Secured Notes are guaranteed by each of the Guarantors that guarantee our obligations under our Credit Agreement. The notes are secured by liens on all collateral that secures our obligations under our Credit Agreement, subject to limited exceptions. The liens securing the notes share on an equal and ratable first priority basis with liens securing our Credit Agreement. Under the intercreditor agreement the collateral agent for the lenders under our Credit Agreement is generally entitled to sole control of all decisions and actions.
In 2009, we issued $300.0 million of senior notes at a coupon rate of 10.5% with maturity in October 2017 ("10.5% Senior Notes"). The interest on the 10.5% Senior Notes is payable in cash semi-annually in arrears on April 15 and October 15 of each year, to holders of record at the close of business on April 1 or October 1. The notes were sold at 97.383% of their face amount to yield 11.0% and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. As of March 31, 2013, $300.0 million notional amount of the 10.5% Senior Notes was outstanding.
The indenture governing the 10.5% Senior Notes provides that all the liens securing the notes may be released if our total amount of secured indebtedness, other than the 10.5% Senior Notes, does not exceed the lesser of $375.0 million and 15.0% of our consolidated tangible assets. We refer to such a release as a “collateral suspension.” When a collateral suspension is in effect, the 10.5% Senior Notes due 2017 become unsecured. Following the closing of the 2012 debt issuances and the use of proceeds thereof to repay in full the prior secured credit facility, the liens securing the 10.5% Senior Notes were released on April 3, 2012 and a collateral suspension is currently in effect. The indenture governing the 10.5% Senior Notes also provides that if, after any such collateral suspension, the aggregate principal amount of our total secured indebtedness, other than the 10.5% Senior Notes due 2017, were to exceed the greater of $375.0 million and 15.0% of our consolidated tangible assets, as defined in such indenture, then the collateral obligations of the Company and guarantors thereunder will be reinstated and must be complied with within 30 days of such event.
The 10.5% Senior Notes are guaranteed by each of the Guarantors that guarantee our obligations under our Credit Agreement.
On April 3, 2012, we completed the issuance and sale of $200.0 million aggregate principal amount of senior notes at a coupon rate of 10.25% (“10.25% Senior Notes”) with maturity in April 2019. These notes were sold at par and we received net proceeds from the offering of the notes of $195.4 million after deducting the initial purchasers' discounts and offering expenses. Interest on the notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year.
The 10.25% Senior Notes are guaranteed by each of the Guarantors that guarantee our obligations under our Credit Agreement.
In 2008, we issued $250.0 million convertible senior notes at a coupon rate of 3.375% (“3.375% Convertible Senior Notes”) with a maturity in June 2038.
The 3.375% Convertible Senior Notes will be convertible under certain circumstances into shares of our common stock (“Common Stock”) at an initial conversion rate of 19.9695 shares of Common Stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $50.08 per share. Upon conversion of a note, a holder will receive, at our election, shares of Common Stock, cash or a combination of cash and shares of Common Stock. At March 31, 2013, the number of conversion shares potentially issuable in relation to our 3.375% Convertible Senior Notes was 1.4 million. We may redeem the 3.375% Convertible Senior Notes at our option beginning June 6, 2013, and holders of the notes will have the right to require us to repurchase the notes on June 1, 2013 and certain dates thereafter or on the occurrence of a fundamental change.
We determined that upon maturity or redemption, we have the intent and ability to settle the principal amount of our 3.375% Convertible Senior Notes in cash, and any additional conversion consideration spread (the excess of conversion value over face value) in shares of our Common Stock.
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes contain customary events of default. In addition, the Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes also contain a provision under which an event of default by the Company or by any restricted subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the

Credit Agreement and indentures if such default: a) is caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes and 10.5% Senior Notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets;

•	create liens;

•	enter into agreements that restrict dividends and other payments by restricted subsidiaries;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

We maintain insurance coverage that includes coverage for physical damage, third party liability, workers’ compensation and employer’s liability, general liability, vessel pollution and other coverages.
In April 2012, we completed the annual renewal of all of our key insurance policies. Our primary marine package provides for hull and machinery coverage for substantially all of our rigs and liftboats up to a scheduled value of each asset. The total maximum amount of coverage for these assets is $1.6 billion. The marine package includes protection and indemnity and maritime employer’s liability coverage for marine crew personal injury and death and certain operational liabilities, with primary coverage (or self-insured retention for maritime employer’s liability coverage) of $5.0 million per occurrence with excess liability coverage up to $200.0 million. The marine package policy also includes coverage for personal injury and death of third parties with primary and excess coverage of $25.0 million per occurrence with additional excess liability coverage up to $200.0 million, subject to a $250,000 per-occurrence deductible. The marine package also provides coverage for cargo and charterer’s legal liability. The marine package includes limitations for coverage for losses caused in U.S. Gulf of Mexico named windstorms, including an annual aggregate limit of liability of $75.0 million for property damage and removal of wreck liability coverage. We also procured an additional $75.0 million excess policy for removal of wreck and certain third-party liabilities incurred in U.S. Gulf of Mexico named windstorms. Deductibles for events that are not caused by a U.S. Gulf of Mexico named windstorm are 12.5% of the insured drilling rig values per occurrence, subject to a minimum of $1.0 million, and $1.0 million per occurrence for liftboats. The deductible for drilling rigs and liftboats in a U.S. Gulf of Mexico named windstorm event is $25.0 million. Vessel pollution is covered under a Water Quality Insurance Syndicate policy (“WQIS Policy”) providing limits as required by applicable law, including the Oil Pollution Act of 1990. The WQIS Policy covers pollution emanating from our vessels and drilling rigs, with primary limits of $5.0 million (inclusive of a $3.0 million per-occurrence deductible) and excess liability coverage up to $200.0 million.
Control-of-well events generally include an unintended flow from the well that cannot be contained by equipment on site (e.g., a blow-out preventer), by increasing the weight of the drilling fluid, or that does not naturally close itself off through what is typically described as "bridging over". We carry a contractor’s extra expense policy with $25.0 million primary liability coverage for well control costs, pollution and expenses incurred to redrill wild or lost wells, with excess liability coverage up to $200.0 million for pollution liability that is covered in the primary policy. The policies are subject to exclusions, limitations, deductibles, self-insured retention and other conditions. In addition to the marine package, we have separate policies providing coverage for onshore foreign and domestic general liability, employer’s liability, auto liability and non-owned aircraft liability, with customary deductibles and coverage.
Our drilling contracts provide for varying levels of indemnification from our customers and in most cases, may require us to indemnify our customers for certain liabilities. Under our drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that we and our customers assume liability for our respective personnel and property, regardless of how the loss or damage to the personnel and property may be caused. Our customers typically assume responsibility for and agree to indemnify us from any loss or liability resulting from pollution or contamination, including clean-up and removal and third-party damages arising from operations under the contract and originating below the surface of the water, including as a result of blow-outs or cratering of the well (“Blowout Liability”). The customer’s assumption for Blowout Liability may, in certain circumstances, be limited or could be determined to be unenforceable in the event of our gross negligence, willful misconduct or other egregious conduct. In addition, we may not be indemnified for statutory penalties and punitive damages relating to such pollution or contamination events. We generally indemnify the customer for the consequences of spills of industrial waste or other liquids originating solely above the surface of the water and emanating from our rigs or vessels.

We are self-insured for the deductible portion of our insurance coverage. Management believes adequate accruals have been made on known and estimated exposures up to the deductible portion of our insurance coverage. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured. However, our insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect us against liability from all potential consequences. In addition, there is no assurance of renewal or the ability to obtain coverage acceptable to us.
In 2012, in connection with the renewal of certain of our insurance policies, we entered into an agreement to finance a portion of our annual insurance premiums. Approximately $30.1 million was financed through this arrangement with an interest rate of 3.54%. There was $9.1 million outstanding in insurance notes payable at December 31, 2012 which we fully paid during the three months ended March 31, 2013.
Capital Expenditures
We currently expect capital expenditures and drydocking during the remainder of 2013 to approximate $90.0 million to $100.0 million. Planned capital expenditures include items related to general maintenance, regulatory, refurbishment, upgrades and contract specific modifications to our rigs and liftboats. Changes in timing of certain planned capital expenditure projects may result in a shift of spending levels beyond 2013. This estimate includes our capital investment to complete the reactivation of Hercules 209. Should we elect to reactivate additional cold stacked rigs or upgrade and refurbish additional selected rigs or liftboats, our capital expenditures will increase. Reactivations, upgrades and refurbishments are subject to our discretion and will depend on our view of market conditions and our cash flows.
From time to time, we may review possible acquisitions of rigs, liftboats or businesses, joint ventures, mergers or other business combinations, and we may have outstanding from time to time bids to acquire certain assets from other companies. We may not, however, be successful in our acquisition efforts. If we acquire additional assets, we would expect that our ongoing capital expenditures as a whole would increase in order to maintain our equipment in a competitive condition.
Our ability to fund capital expenditures would be adversely affected if conditions deteriorate in our business.
Off-Balance Sheet Arrangements
Guarantees
Substantially all of our domestic subsidiaries guarantee the obligations under the Credit Agreement, the 7.125% Senior Secured Notes, the 10.25% Senior Notes and the 10.5% Senior Notes.
Our obligations under the Credit Agreement and 7.125% Senior Secured Notes are secured by liens on a majority of our vessels and substantially all of our other personal property.
Contractual Obligations
Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness, certain income tax liabilities, bank guarantees, surety bonds, letters of credit, future minimum operating lease obligations, purchase commitments and management compensation obligations. Except for the following, during the first three months of 2013, there were no material changes outside the ordinary course of business in the specified contractual obligations.

•	Settled $9.1 million of insurance notes payable outstanding at December 31, 2012
For additional information about our contractual obligations as of December 31, 2012, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Contractual Obligations" in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012.
FORWARD-LOOKING STATEMENTS
This Quarterly Report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this quarterly report that address outlook, activities, events or developments that we intend, contemplate, estimate, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

•	our levels of indebtedness, covenant compliance and access to capital under current market conditions;

•	our ability to enter into new contracts for our rigs and liftboats and future utilization rates and dayrates for the units;

•	our ability to renew or extend our contracts, or enter into new contracts, when such contracts expire;

•	demand for our rigs and our liftboats;

•	activity levels of our customers and their expectations of future energy prices and ability to obtain drilling permits in an efficient manner or at all;

•	sufficiency and availability of funds for required capital expenditures, working capital and debt service;

•	levels of reserves for accounts receivable;

•	success of our plans to dispose of certain assets;

•	our ability to close the sale and purchase of assets on time;

•	expected completion times for our repair, refurbishment and upgrade projects;

•	our ability to complete our shipyard projects incident free;

•	our ability to complete our shipyard projects on time to avoid cost overruns and contract penalties;

•	our ability to effectively reactivate rigs that we have stacked, including the Hercules 209;

•	the timing and cost of shipyard projects and refurbishments and the return of idle rigs to work;

•	our plans to increase international operations;

•	expected useful lives of our rigs and liftboats;

•	future capital expenditures and refurbishment, reactivation, transportation, repair and upgrade costs;

•	liabilities and restrictions under coastwise and other laws of the United States and regulations protecting the environment;

•	expected outcomes of litigation, investigations, claims and disputes and their expected effects on our financial condition and results of operations;

•	the existence of insurance coverage and the extent of recovery from our insurance underwriters for claims made under our insurance policies; and

•
expectations regarding offshore drilling activity and dayrates, market conditions, demand for our rigs and liftboats, operating revenue, operating and maintenance expense, insurance coverage, insurance expense and deductibles, interest expense, debt levels and other matters with regard to outlook and future earnings.

We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Although it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and Item 1A of Part II of this quarterly report and the following:

•	the ability of our customers in the U.S. Gulf of Mexico to obtain drilling permits in an efficient manner or at all;

•	oil and natural gas prices and industry expectations about future prices;

•	levels of oil and gas exploration and production spending;

•	demand for and supply of offshore drilling rigs and liftboats;

•	our ability to enter into and the terms of future contracts;

•
the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East, North Africa, West Africa and other oil and natural gas producing regions or acts of terrorism or piracy;

•	the impact of governmental laws and regulations, including laws and regulations in the U.S. Gulf of Mexico arising out of the Macondo well blowout incident;

•	the impact of local content and cabotage laws and regulations in foreign jurisdictions in which we operate, particularly Nigeria;

•	the adequacy and costs of sources of credit and liquidity;

•	uncertainties relating to the level of activity in offshore oil and natural gas exploration, development and production;

•	competition and market conditions in the contract drilling and liftboat industries;

•	the availability of skilled personnel and rising cost of labor;

•	labor relations and work stoppages, particularly in the West African labor environment;

•	operating hazards such as hurricanes, severe weather and seas, fires, cratering, blowouts, war, terrorism and cancellation or unavailability of insurance coverage or insufficient coverage;

•	the effect of litigation, investigations, and contingencies; and

•	our inability to achieve our plans or carry out our strategy.

Many of these factors are beyond our ability to control or predict. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements except as required by applicable law.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are currently exposed to market risk from changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk, but we do not enter into derivative transactions for speculative purposes. A discussion of our market risk exposure in financial instruments follows.
Interest Rate Exposure
We are subject to interest rate risk on our fixed-interest rate borrowings. Fixed rate debt, where the interest rate is fixed over the life of the instrument, exposes us to changes in market interest rates reflected in the fair value of the debt and to the risk that we may need to refinance maturing debt with new debt at a higher rate.
Fair Value of Warrants and Derivative Asset
At March 31, 2013, the fair value of derivative instruments was $4.0 million. We estimate the fair value of these instruments using a Monte Carlo simulation which takes into account a variety of factors including the strike price, the target price, the stock value, the expected volatility, the risk-free interest rate, the expected life of warrants, and the number of warrants. We are required to revalue this asset each quarter. We believe that the assumption that has the greatest impact on the determination of fair value is the closing price of Discovery Offshore’s stock. The following table illustrates the potential effect on the fair value of the derivative asset from changes in the assumptions made:

Increase/(Decrease)
(In thousands)
25% increase in stock price	$2,431
50% increase in stock price	5,117
10% increase in assumed volatility	801
25% decrease in stock price	(1,985)
50% decrease in stock price	(3,374)
10% decrease in assumed volatility	(917)